Exhibit 10.h

MASCO CORPORATION
COMPENSATION OF NON-EMPLOYEE DIRECTORS

Our non-employee directors receive an annual retainer of $270,000, of which $130,000 is paid in cash and the remainder is paid in the form of restricted stock granted under our Non-Employee Directors Equity Program.

The Company pays additional retainers of $200,000 to the Chairman of the Board, $22,000 to the chair of the Audit Committee, and $20,000 to the chair of the Organization and Compensation Committee. The additional retainer for the chair of the Corporate Governance and Nominating Committee is $15,000; however, this retainer is not presently paid so long as our current Chairman of the Board continues to serve in both capacities. No meeting attendance fees are paid, with the exception that the Board may in its discretion approve the payment of meeting fees to directors in the following circumstances: (i) if a director is serving on three or more standing committees, he or she may receive meeting fees for attendance at meetings held by one of the three committees on which the director serves; and (ii) if a director is serving as a member of a special committee constituted by the Board, he or she may receive meeting fees for attendance at meetings held by such special committee.

Non-employee directors are eligible to participate in the Company’s matching gifts program until December 31 of the year in which their service as a director ends. Under this program, the Company will match up to $5,000 of a director’s contributions to eligible 501(c)(3) tax-exempt organizations each year. Directors are also eligible to participate in the Company’s employee purchase program, which enables them to obtain rebates on the Company’s products that they purchase for their personal use. Each of these programs is available to all of our employees. In addition, if space is available, a director’s spouse is permitted to accompany a director who travels on Company aircraft to attend Board or committee meetings.

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